Exhibit 5.1

March 7, 2012

CoreLogic, Inc.

4 First American Way

Santa Ana, CA 92707

Re:	$400,000,000 7.25% Senior Notes due 2021

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by CoreLogic, Inc., a Delaware corporation (the “Company”), and certain subsidiaries of the Company (the “Guarantors”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of $400,000,000 aggregate principal amount of the Company’s 7.25% Senior Notes due 2021 (the “New Notes”) and the related guarantees of the New Notes (the “New Guarantees”) by the Guarantors, which are to be offered in exchange for an equivalent aggregate principal amount of the Company’s outstanding 7.25% Senior Notes due 2021 (the “Old Notes”) and the related guarantees of the Old Notes (the “Old Guarantees”) by the Guarantors. The Old Notes and the Old Guarantees were, and the New Notes and New Guarantees will be, issued pursuant to the Indenture, dated as of May 20, 2011 (the “Indenture”), among the Company, the Guarantors and Wilmington Trust, National Association, as successor by merger to Wilmington Trust FSB, as trustee (the “Trustee”). We refer herein to the Guarantors listed on Exhibit A hereto, each of which was formed or organized under the laws of the State of California or Delaware, as the “Opinion Guarantors.”

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions expressed below, we have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith, the Indenture and the form of New Note. We have also examined originals, or copies of originals certified or otherwise identified to our satisfaction, of such agreements, certificates and statements of the Company and the Opinion Guarantors and other documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of

Sidley Austin (CA) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships

March 7, 2012

public officials and officers and other representatives of the Company and the Opinion Guarantors.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that the New Notes will be valid and binding obligations of the Company, and the New Guarantees set forth in the Indenture by the Guarantors will be valid and binding obligations of the Guarantors, in each case when: (i) the Registration Statement, as finally amended (including all necessary post-effective amendments, if any), shall have become effective under the Securities Act and the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended; and (ii) the New Notes shall have been duly executed and issued by the Company and duly authenticated by the Trustee as provided in the Indenture and shall have been duly delivered against surrender and cancellation of a like principal amount of the Old Notes in the manner described in the Registration Statement.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument, (ii) such Instrument has been duly authorized, executed and delivered by each party thereto and (iii) such Instrument was at all times and is a valid, binding and enforceable agreement or obligation, as the case may be, of each party thereto; provided that (x) we make no such assumption insofar as any of the foregoing matters relate to the Company or the Opinion Guarantors and (y) we make no assumption in clause (iii) insofar as it relates to any Guarantor who is not an Opinion Guarantor and is expressly covered by our opinions set forth herein. We have also assumed that no event has occurred or will occur that would cause the release of the New Guarantee by any Guarantor under the terms of the Indenture.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

This opinion letter is limited to the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware, the laws of the State of New York and the laws of the State of California (excluding the securities laws of the States of New York and California). We express no opinion and make no statement as to the laws, rules or regulations of any other jurisdiction or any state securities or blue sky laws.

March 7, 2012

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

      /s/ Sidley Austin LLP

March 7, 2012

Exhibit A

Opinion Guarantors

Guarantor	State of Incorporation or Formation
American Driving Records, Inc.	CA
America’s Innovative Insurance Solutions, Inc.	CA
CompuNet Credit Services, LLC	DE
CoreLogic Due Diligence, LLC	DE
CoreLogic Consumer Services, LLC	CA
CoreLogic Credco, LLC	DE
CoreLogic Credco of Puerto Rico, LLC	DE
CoreLogic Dorado, LLC	CA
CoreLogic Information Resources, LLC	DE
CoreLogic Flood Services, LLC	DE
CoreLogic Services, LLC	DE
CoreLogic Solutions, LLC	CA
CoreLogic SafeRent, LLC	DE
CoreLogic Tax Services, LLC	DE
CoreLogic Valuation Services, LLC	DE
LeadClick Media, LLC	CA
Screeners Advantage, LLC	DE